UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: May 25, 2011
(Date of Earliest Event Reported)

Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300 Lake Forest, Illinois 60045
(Address of principal executive offices)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events

On May 25, 2011, Akorn, Inc. (the “Company”), issued a press release announcing its intention to sell $100 million in aggregate principal amount of convertible senior notes due 2016 (the “Notes”), subject to market conditions. The Company also intends to grant to the initial purchasers of the Notes a 30-day over-allotment option to purchase up to an additional $20 million aggregate principal amount of the Notes. The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, including potential future acquisitions and strategic transactions.  The Company has no pending agreement or understanding with respect to any such acquisition or transaction. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Notes and the common stock that would be issuable upon conversion of the Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Akorn, Inc. on May 25, 2011 announcing proposed offering of convertible senior notes due 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

		By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Date:	May 25, 2011